Exhibit 10.1

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“Amendment”) is dated as of September 25, 2012 (the “Effective Date”) and is executed by and between Cedar/Fourth Street Partners, a California partnership (“Landlord”) and Annie’s, Inc., a Delaware corporation (“Tenant”).

RECITALS

A.   Landlord and Tenant are parties to that certain lease, dated November 15, 2010 (the “Lease”), for certain demised premises (the “Premises”) located in the building commonly known as 1610 Fifth Street, Berkeley, California (the “Building”), each as more particularly described in the Lease.

B.   On July 26, 2012, the City of Berkeley Zoning Adjustment Board approved Landlord's application for a use permit which, among other things, approved the change in use of certain portions of the Building, including the Recapture Space (as defined in the Lease), from pharmacy and/or warehouse uses to office use (the “Use Permit”).  The Use Permit was issued effective as of August 24, 2012.

C.   Landlord and Tenant desire to amend the Lease to, among other things, revise and supplement the Lease terms relating to the Option to Extend and the Office Space Expansion Option, each as defined in the Lease.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the value and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease is hereby amended as follows:

1.   Definitions.  Unless otherwise indicated, defined terms used herein shall have the same meanings as provided in the Lease.

2.   Landlord Right to Recapture Warehouse Space; Tenant Conversion Option.  Notwithstanding anything to the contrary set forth in Article 17 of the Lease, Landlord and Tenant agree that the terms of Article 17 are hereby amended as follows:

(i)    The area of the Recapture Space is approximately Six Thousand Six Hundred and Eighty Four (6,684) square feet which is depicted on the Building floor plan attached hereto as Exhibit A (the "Updated Building Floor Plan").

(ii)   Landlord waives any right provided to Landlord under Article 17 to recapture the Recapture Space except in the event that Tenant defaults in occupying the Recapture Space following Tenant's exercise of the Conversion Option.

(iii)      Landlord is hereby deemed to have delivered the Use Approval Notice to Tenant.

(iv)      In the event that Tenant exercises its Conversion Option by delivery of a Conversion Option Notice to Landlord as provided in Section 17.3 of the Lease, then within

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thirty (30) days of Landlord’s delivery of the Recapture Space to Tenant Ready for Occupancy (as defined in the Work Letter attached hereto), Landlord and Tenant shall execute such amendments to the Lease as may be necessary to (A) confirm the actual area of the Recapture Space, (B) remove the Recapture Space from the Warehouse Space, (C) add the Recapture Space to the Office Space upon the terms and conditions set forth in the Lease, and (D) if Tenant exercises its Option to Extend for the First Option Period, extend the term.  The Rent and other terms of the Lease that depend for their calculation upon the area of the Office Space shall be adjusted accordingly as provided in the Lease and this Amendment; provided, however, that no Monthly Rent shall be payable by Tenant to Landlord for the Recapture Space until the earlier of the following: (A) the day following the date upon which Landlord delivers to Tenant a factually correct written notice stating that the Recapture Space is Ready for Occupancy; (B) the day following the date upon which Landlord delivers to Tenant a factually correct written notice stating that the Recapture Space would have been Ready for Occupancy had there been no Tenant Delay; or (C) the date upon which Tenant actually commences to do business in the Recapture Space with Landlord’s written consent (the "Recapture Space Commencement Date").

3.   Option to Extend.  Section 3.5 of the Lease is hereby deleted in its entirety and replaced with the following:

“Option to Extend.  Provided that Landlord has not given notice of a material default  which remains uncured on the part of Tenant, either at the time of exercise of the Option to Extend (as hereinafter defined) or at the time the Option Period(s) commence, Tenant shall have the option to extend (“Option to Extend”) the Initial Term of this Lease for one (1) additional period of three (3) years (the “First Option Period”), followed by one (1) additional period of two (2) years (the “Second Option Period”, the First Option Period and Second Option Period are collectively referred to as the “Option Periods”), and except as may be expressly provided otherwise herein, on the same terms, covenants and conditions provided herein, except that upon the exercise of such Option to Extend the Monthly Rent payable for the applicable Option Period shall be equal to ninety five percent (95%) of the Fair Market Rental Rate (as hereinafter defined); provided, however, that the Monthly Rent payable during the Option Periods shall not be less than  the Monthly Rent payable during the immediately preceding month of the Initial Term or First Option Period (as applicable).  In addition, there shall be no broker’s commission payable by Landlord other than as agreed  to by Landlord in writing; i.e., no commission shall be payable as a result of Tenant’s election to exercise its Option to Extend.

Tenant shall exercise its Option to Extend, if at all, by giving Landlord written notice (“Option Notice”) of its election to extend the Lease at least nine (9) months prior to the expiration of the Initial Term or the First Option Period, as applicable; provided, however, that if Tenant elects to exercise its Option to Extend for the First Option Period, then Tenant shall deliver the Option Notice for the First Option Period, if at all, by no later than September 19, 2012.  The failure of Tenant to give Landlord the Option Notice as described herein shall render the applicable Option to Extend null and void. In the event that Tenant elects to exercise its Option to Extend, Landlord and Tenant shall promptly thereafter execute an amendment to the Lease to extend the Lease Term accordingly.

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4.   Option Period.  Section 4.7 of the Lease is revised to add the following:

"In the event that Tenant exercises its Conversion Option and its Option to Extend for the First Option Period, then notwithstanding anything to the contrary provided herein, Landlord and Tenant agree that the calculation of the Monthly Rent for the First Option Period shall be postponed until six (6) months prior to the anticipated start of the First Option Period, and Landlord's notice of proposed Fair Market Rental Rate shall be delivered to Tenant by no later than August 1, 2015.  If Tenant does not agree with the Fair Market Rental Rate proposed by Landlord at such time, Tenant shall so inform Landlord in writing by no later than the end of the Tenant's Review Period (as defined above), and thereafter the amount of the Monthly Rent for the First Option Period shall be calculated in accordance with the process and schedule set forth in this Section 4.7.  In the further event that (i) Tenant thereafter elects to rescind the exercise of its Option to Extend for the First Option Period, and (ii) Landlord does not subsequently elect to accept Tenant's initial proposed Fair Market Rental Rate as provided in this Section 4.7, then the Term of the Lease shall not be extended and shall instead expire at the end of the original Term as set forth in this Lease.  In such event, the Recapture Space Tenant Improvement Allowance shall be calculated in accordance with Section 17.2(2)(c), and if at such time Landlord has already incurred costs associated with the Recapture Space Tenant Improvements which exceed the total amount payable to Tenant as calculated in accordance with Section 17.2(2)(c), then Tenant shall promptly repay to Landlord the amount of any such overpayment (not to exceed forty percent (40%) of the Total Tenant Improvement Allowance), plus interest payable at the Interest Rate provided in Section 18.3, upon receipt by Tenant from Landlord of a written request for such repayment together with reasonable supporting documentation evidencing the amount of same.

5.   Recapture Space Tenant Improvements; Delivery of Possession.  If Tenant elects to exercise its Conversion Option, Landlord shall construct certain tenant improvements in the Recapture Space (the “Recapture Space Tenant Improvements”) as provided in the Work Letter Agreement attached hereto as Exhibit B (the “Work Letter”), and upon completion of the Recapture Space Tenant Improvements Landlord shall deliver the Recapture Space to Tenant Ready for Occupancy (as defined in the attached Work Letter).

6.   Continuity.  Landlord and Tenant hereby confirm and ratify all of their respective obligations under the Lease and this Amendment, and, except as amended by this Amendment, all other provisions of the Lease shall continue in full force and effect.

7.   Authority. Landlord and Tenant each represent to the other that the Lease and this Amendment have been approved by all necessary action under the respective party’s organizational documents, and that the individuals who executed the Lease and who are executing this Amendment on behalf of Landlord and Tenant respectively, are duly authorized to act on behalf of and bind the respective parties.

8.   Counterparts.   This Amendment may be executed in counterparts, including by facsimile, PDF or other form of electronic transmission, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

9.   Exhibits.        The following Exhibits are attached to this Amendment and by reference thereto are hereby incorporated herein:

  Exhibit A – Updated Building Floor Plan

  Exhibit B – Work Letter Agreement (Recapture Space)

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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        IN WITNESS WHEREOF, the parties have executed this First Amendment to Lease as of the date first above written.

LANDLORD:	TENANT:
CEDAR/FOURTH STREET PARTNERS, a California Partnership By: /s/ Thomas J. Gram Thomas J. Gram Its: General Partner By: /s/ Edmund B. Taylor, Jr. Edmund B. Taylor, Jr. Its: General Partner	ANNIE'S, INC., a Delaware corporation By: /s/ John Foraker John Foraker Its: Chief Executive Officer By: /s/ Kelly J. Kennedy Its: CFO

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EXHIBIT A

Updated Building Floor Plan

WALL TYPES
GENERAL SHEET NOTES
LEGEND
GROUND FLOOR PLAN

TRACHTENBERG ARCHITECTS

2421 Fourth Street
Berkeley, California 94710
Tel: 510.649.1414
www.TrachtenbergArch.com

ANNIE'S, INC.

1610 Fifth Street
Berkeley, CA

GROUND FLOOR PLAN

A2.1

EXHIBIT B

Work Letter Agreement (Recapture Space)

This Work Letter Agreement ("Work Letter Agreement") dated September 25, 2012, is executed by and between Cedar/Fourth Street Partners, a California partnership (“Landlord”) and Annie’s, Inc., a Delaware corporation (“Tenant”).In connection with the improvements to be installed in the Recapture Space (the "Recapture Space Tenant Improvements"), Landlord and Tenant hereby agree that the Recapture Space Tenant Improvements shall be designed and constructed as follows:

1.           Preliminary Plans and Cost Estimate.  Landlord has retained Trachtenberg and Associates ("Architect”) for the preparation of preliminary plans for the Recapture Space Tenant Improvements ("Preliminary Plans") and Final Plans (as hereinafter defined)(collectively, “Plans”).  Landlord shall also retain a structural engineer (“Engineer”), licensed by and in good standing with the State of California. Landlord has obtained from Contractor (as hereinafter defined), cost estimates for the construction of the Recapture Space Tenant Improvements based on the Preliminary Plans (the “Preliminary Cost Estimate”).

2.           Preparation and Approval of Final Plans. The Preliminary Plans attached hereto as Schedule I have been approved by Landlord and Tenant.  Landlord and Tenant acknowledge and agree that they will continue to cooperate with each other in good faith to provide any additional information reasonably requested by the other party necessary for the preparation by the Architect of working drawings and specifications which shall be sufficient to obtain a building permit and otherwise in compliance with applicable laws, statutes, ordinances, orders, codes, regulations or requirements of all governmental or quasi-governmental authorities (the “Final Plans”).  The Preliminary Cost Estimate shall also be revised as necessary in order to reflect updated bid and cost information as well as any agreed upon changes from the Preliminary Plans.

3.           Construction of Improvements.  Landlord shall cause the Recapture Space Tenant Improvements to be constructed in a good and workmanlike manner in accordance with all applicable laws and in accordance with manufacturer's instructions for all items installed.  All interior construction work shall be performed by, or under the supervision of, a general contractor licensed by and in good standing with the State of California for the type of work performed.  The contractor selected by Landlord and approved by Tenant to construct the Recapture Space Tenant Improvements is Terra Nova Industries ("Contractor").  The Contractor shall select the mechanical and electrical subcontractors based upon preliminary bids if Landlord or Tenant so requests, and such mechanical and electrical work shall be on a "design build" basis, i.e., the subcontractors will prepare working drawings for their work.  All subcontractors shall be duly licensed by and in good standing with the State of California for the work performed, including, but not limited to, plumbing, electrical and mechanical.  Landlord shall maintain so-called contingent liability and broad form “builder’s risk” insurance with coverage in an amount equal to the replacement cost of the Recapture Space and the Recapture Space Tenant Improvements to be

Work Letter Agreement Recapture Space

constructed pursuant to this Work Letter Agreement.  The cost of the builder’s risk insurance will be added to the Recapture Space Tenant Improvement Cost.

4.           Standards of Performance.  The Recapture Space Tenant Improvements and all materials incorporated therein shall strictly comply with the Final Plans and shall be free from all design, materials and workmanship defects.  Landlord shall use sustainable materials wherever feasible, including, without limitation, paints, sealants and other materials which have low volatile organic compound (“VOC”) content, low energy light fixtures, and low flow plumbing fixtures.  Landlord shall obtain from the Contractor a warranty covering the Recapture Space Tenant Improvements for a period of at least one (1) year from the Recapture Space Commencement Date, and Contractor shall assign to Tenant any manufacturer warranties it obtains.  In addition, the Recapture Space Tenant Improvements shall strictly comply with all applicable governmental rules, regulations, laws and building codes.  Tenant’s approval of the Plans shall not release Landlord from any of its obligations hereunder.

5.           Recapture Space Tenant Improvements.  The term "Recapture Space Tenant Improvements" shall mean all improvements shown in the Final Plans, and, to the extent specified in the Final Plans, built - ins, related cabinets, to the extent specified in the mill work or comparable contracts, all telecommunication conduit, and all carpets and floor coverings, but, except as provided above, the Recapture Space Tenant Improvements shall not include any personal property of Tenant.  Recapture Space Tenant Improvements shall include items for which Landlord is responsible and items for which Tenant is responsible.

6.           Intentionally deleted.

7.           Recapture Space Tenant Improvement Cost.  Subject to the exclusions from the Recapture Space Tenant Improvement Cost set forth in Section 9 and Section 12, below, the "Recapture Space Tenant Improvement Cost" means all costs incurred to complete the Recapture Space Tenant Improvements shown on the Final Plans, including any changes to the Final Plans approved in accordance with Section 16, including without limitation, the following:

a.           All costs associated with the preparation of the Plans;

b.           All costs of interior design and finish schedule plans and specifications, including as-built drawings;

c.           All direct costs of procuring, constructing and installing the Recapture Space Tenant Improvements, including, but not limited to the Contractor’s construction fee for overhead and profit and general conditions, builder's risk insurance, and the cost of all on-site supervisory and administrative staff, office, equipment and temporary services rendered by Contractor in connection with construction of the Recapture Space Tenant Improvements.  Landlord shall not be entitled to a fee for its services or overhead for supervision, profit, or general conditions in connection with the Recapture Space Tenant Improvements; and

Work Letter Agreement Recapture Space

e.           Sewer or other connection fees.

8.           Recapture Space Tenant Improvement Allowance.  Landlord and Tenant hereby acknowledge and agree that the actual amount of the Original Tenant Allowance referred to in Section 17.2 of the Lease is $18.92 per rentable square foot of office use space.  Notwithstanding anything to the contrary provided in the Lease, Landlord and Tenant agree that, provided that Tenant exercises Tenant's Option to Extend for the First Option Period, the amount of the Recapture Space Tenant Improvement Allowance payable per rentable square foot of the Recapture Space shall be equal to 100% of the Original Tenant Allowance, and the total amount payable by Landlord to Tenant (the “Recapture Space Tenant Improvement Allowance”) will depend on the size of the Recapture Space.  For example, if the area of the Recapture Space is 6,684 square feet, then the Recapture Space Tenant Improvement Allowance will be $126,461.28 (6,684 x $18.92 = $126,461.28).  The amount of the Recapture Space Tenant Improvement Allowance payable by Landlord will be calculated based upon the actual rentable square foot area of the Recapture Space and confirmation of the actual measured area of the Recapture Space by the Architect.  If Tenant does not exercise Tenant's Option to Extend for the First Option Period, the amount of the Recapture Space Tenant Improvement Allowance will be calculated as provided in Article 17 of the Lease.

9.           Exclusions From Recapture Space Tenant Improvement Cost.  The Recapture Space Tenant Improvement Cost shall not include (and Tenant shall have no responsibility for) the following costs, all of which shall be paid by Landlord at Landlord’s sole cost and expense:

a.           Costs attributable to (i) work performed prior to the execution of the First Amendment to Lease, and (ii) improvements installed “off-site” (including but not limited to streets, curbs, gutters, traffic lights, lights for parking, and street lighting);

b.           Except as provided in Section 16 of this Work Letter Agreement, costs for improvements which are not included in the Final Plans, except to the extent requested and approved in writing by Tenant;

c.           Costs incurred to remove Hazardous Materials from the Recapture Space or the surrounding area;

d.           Costs incurred to bring the existing Building or Landlord's Work into compliance with any applicable laws, rules, regulations, codes, statutes or ordinances, so long as the compliance is not caused by Tenant's Improvements or Tenant’s special improvements such as its freezer or coolers, and specifically including any ADA compliance costs within the Recapture Space, e.g., and egress and egress;

e.           Costs applicable to changes to the Final Plans requested by (a) governmental authorities relating to Landlord's Work as a condition to issuance of permits or approval, or (b) Landlord;

Work Letter Agreement Recapture Space

f.           Landlord's attorneys’ fees and other costs incurred in connection with review, negotiation or preparation of construction contracts, and attorneys’ fees, experts’ fees and other costs of legal and arbitration proceedings to resolve construction disputes;

g.           Premiums for payment, performance, mechanics’ lien, completion, and other bonds;

h.           Premiums for comprehensive general liability, casualty, automobile, employer’s liability and worker’s compensation and any other insurance maintained by Landlord; provided, however, that the cost of Contractor’s insurance will be included;

i.           Loan fees, mortgage brokerage fees, interest and other costs of financing construction costs;

j.           Costs incurred as a consequence of delay or construction defects, to the extent caused by Landlord, the Contractor or their respective employees, agents or contractors;

k.           Costs covered by warranties and/or insurance;

l.           Restoration costs in excess of insurance proceeds as a consequence of casualty;

m.           Penalties and late charges attributable to Landlord’s failure to timely pay construction costs in accordance with this Work Letter Agreement;

n.           Use Approvals and Recapture Space building permit costs, including, without limitation, any costs or fees associated with any mitigation measures imposed by the City of Berkeley, or any other agency, associated with the change of use of the Recapture Space from warehouse to office obtained by Landlord; and

o.           Architectural and engineering costs associated with Landlord's Work.

10.           Duty to Pay Construction Costs.  The cost of completing the Recapture Space Tenant Improvements shall be funded as follows: (i) Landlord shall pay that portion of the Recapture Space Tenant Improvement Cost equal to the Recapture Space Tenant Improvement Allowance; and (ii) Tenant shall pay that portion of the Recapture Space Tenant Improvement Cost in excess of the Recapture Space Tenant Improvement Allowance.  Landlord shall disburse the Recapture Space Tenant Improvement Allowance on a "first dollar" basis so that Tenant's obligation to pay any Recapture Space Tenant Improvement Cost shall commence only following Landlord's disbursement of the full Recapture Space Tenant Improvement Allowance.  Landlord's Work shall be completed at the sole expense of Landlord.  Tenant's Work shall be completed at the sole cost of Tenant.

11.           Termination.  If Tenant exercises its Conversion Option and the Lease is thereafter terminated prior to the Recapture Space Commencement Date due to an uncured Event of Default by Tenant or by Landlord hereunder, the defaulting party shall pay to the non-defaulting party within

Work Letter Agreement Recapture Space

thirty (30) days of receipt of a statement therefor, the actual and documented costs incurred by Landlord, or Tenant, as applicable, through the date of termination in connection with the design and construction of the Recapture Space Tenant Improvements, plus interest as provided in the Lease.  This payment shall not limit any other rights Landlord or Tenant has pursuant to the default or other provisions of the Lease.

12.           Landlord Improvements.  Landlord shall, at its own expense (and not as part of the Recapture Space Tenant Improvement Allowance unless indicated otherwise), also provide the following (collectively, the "Landlord Improvements"):

a.           Utilities.

(i)           Electrical.  The Building currently has 277/480 volt, 3-phase electrical power supply.  Electrical power to the Recapture Space will be separately metered. The Building has sufficient power capacity for Tenant's use of the Recapture Space as set forth on the Preliminary Plans, i.e. office and basic warehouse/storage.  Tenant shall be responsible for verifying that sufficient power is available for any additional uses such as freezer equipment.  Costs to distribute and transform electrical power, including electrical panels, wiring runs to and from the electrical panels, transformers and any costs to provide additional electrical power over and above the existing electrical power supply shall be a Recapture Space Tenant Improvement Cost.

(ii)           Gas.  Gas supply sufficient for the operation of Tenant's HVAC system.  Tenant shall be responsible for verifying that sufficient gas is available for any additional uses. Costs to provide additional gas supply required by Tenant shall be a Recapture Space Tenant Improvement Cost.

(iii)           Water.  Water sufficient for Tenant's office and basic warehouse/storage uses.  Tenant shall be responsible for verifying if sufficient water is available for any additional uses. Costs to provide additional water supply required by Tenant shall be a Recapture Space Tenant Improvement Cost.

(iv)           Telephone and Communications.  Existing telephone lines and connections to the Building.  Costs to add any additional lines required by Tenant, including connections and distribution by conduit, shall be a Recapture Space Tenant Improvement Cost.

Work Letter Agreement Recapture Space

b.           Building Exterior.

(i)           Windows and Doors.  Two (2) additional windows will be installed in the loading dock openings as shown on the Plans.  All exterior doors are currently in place.  The third southern-most loading dock opening will be left in place and used by Tenant to access the warehouse area.

(ii)           Skylights.  The existing skylights will be delivered in an "as - is" and water tight condition.  Tenant may add additional skylights subject to approval by Landlord's Engineer, which approval shall not be unreasonably withheld.  Costs associated with the design and installation of any additional skylights shall be a Recapture Space Tenant Improvement Cost.

(iii)           Roof.  Landlord will deliver the roof in a water tight condition.

(iv)           Exterior Tile Protection.  Cost of the exterior tile protection will be paid on a pro-rata basis by Landlord and Tenant based on the cost of Landlord Improvements, on the one hand, and the Recapture Space Tenant Improvements and Tenant's Work, on the other.  Landlord shall be responsible for the portion of the tile protection costs calculated based upon the cost of the Landlord Improvements, and Tenant shall be responsible for the portion of the tile protection costs calculated based upon the cost of the Recapture Space Tenant Improvements and Tenant's Work.

(v)           R&R Fence.  Landlord and Tenant shall share the cost to remove and later restore (if necessary) the existing fence in order to provide contractor access during construction.  The cost of any additional fencing or new gates will be a Recapture Space Tenant Improvement Cost.

c.           Recapture Space Interior.

(i)           Sprinklers.  The existing sprinkler system is operational and meets City of Berkeley requirements for normal warehouse/distribution use for non-stacked storage of non-flammable and non-hazardous materials.  Any modifications, resizing, additions or additional drops associated with Tenant’s use of the Recapture Space shall be a Recapture Space Tenant Improvement Cost.

(ii)           Plumbing; Recapture Space Bathroom.  Plumbing will be delivered in an "as-is" condition; provided, however, that Landlord shall install a new bathroom in the Recapture Space as shown on the Plans (the "Recapture Space Bathroom"), including any additional plumbing (sewer, drains, vents, water) associated with the Recapture Space Bathroom.  The cost of the janitor's closet and associated plumbing will be a Recapture Space Tenant Improvement Cost.  Notwithstanding the foregoing, Landlord shall only be responsible for the cost of constructing a bathroom that meets

Work Letter Agreement Recapture Space

applicable code requirements with finishes of a standard at least as good as those in Tenant's existing bathroom.  Any upgrades shall be a Recapture Space Tenant Improvement Cost.

d.           Seismic Upgrade.  The Building has been seismically upgraded to conform to City of Berkeley requirements for Tenant’s use.  Landlord will construct additional upgrades if additional upgrades are required by applicable law, at Landlord’s sole cost, except to the extent that any such upgrades are required as a result of the installation of new windows in the existing Premises, in which event such costs shall be a Recapture Space Tenant Improvement Cost.

e.                             ADA-Entry to Premises.  Landlord shall be responsible for satisfying at its own cost any ADA requirements for entry into the Recapture Space.

13.           Structural Engineering.  If Tenant plans to install any extraordinary loads on the roof, walls or floor, then prior to the installation of such loads Tenant shall provide Landlord with copies of drawings and specifications describing the proposed installation for prior review and approval by Engineer, which approval shall not be unreasonably withheld.  Any costs associated with Engineer's review of any drawings and specifications shall be a Recapture Space Tenant Improvement Cost.   The installation of HVAC shall not be considered an extraordinary load and shall be a Landlord cost.

14.           General Requirements - Tenant's Work.  The following general requirements shall apply to work performed by Tenant or by Tenant's contractor(s), suppliers, etc. ("Tenant's Work").

a.           Insurance/Taxes - Tenant's Work.  Tenant shall maintain the types and levels of insurance in connection with Tenant's Work as are more specifically set forth in Article 5 of the Lease.

b.           Damage Caused by Tenant.  Tenant shall be responsible for the proper repair of any damage to the Building or to other tenants caused by the performance of Tenant's Work in the Recapture Space or by Tenant's contractor(s).

c.           Clean-up - Tenant's Work and Move-In.  Tenant’s contractor, at all times, shall keep the Recapture Space and surrounding area free of waste materials.

d.           Ownership of Improvements.  All items such as floor coverings, heating and air-conditioning equipment, plumbing fixtures, lights, interior partitions, etc., attached to the Building, except for business equipment and trade fixtures provided and paid for by Tenant or as otherwise expressly provided in the Lease, shall become the property of Landlord upon completion of the Recapture Space Tenant Improvements.

e.           Mechanics Liens.  Tenant shall remove within ten (10) days any mechanic’s lien recorded against the Building or stop notice delivered to Landlord's lender as a result of Tenant's work on the Recapture Space or Building.

Work Letter Agreement Recapture Space

15.           Substantially Completed.  The Recapture Space Tenant Improvements shall be deemed to be "Substantially Completed" and Landlord shall deliver the Premises "Ready for Occupancy" when all of the following have occurred:

a.           The Contractor has confirmed to Landlord and Tenant in writing that the Recapture Space Tenant Improvements are substantially completed, except for punch list items which do not adversely affect Tenant's ability to use the Recapture Space (which shall thereafter be completed by the Contractor as soon as reasonably practicable, but in any event within thirty (30) days following such certification by the Contractor) in accordance with the Final Plans, as amended by written and executed change orders mutually agreed to by the parties hereto, if any, such that Tenant can conduct normal business operations from the Recapture Space.

b.           The Building Department of the City of Berkeley has "signed-off" on its final inspection which entitles Tenant to occupy the Recapture Space or has issued a Certificate of Occupancy for the Recapture Space and Landlord has delivered a copy of the “sign off” or Certificate of Occupancy to Tenant, whichever is sooner.

c.           Except for licenses normally obtained by Tenant, e.g., a business license, Landlord has obtained all other approvals from the appropriate governmental authorities required for the legal occupancy of the Recapture Space by Tenant and Landlord has delivered copies of any such approvals to Tenant.

d.           All of the heating, ventilating, air-conditioning and plumbing, life safety, mechanical and/or electrical systems are installed and operating to the extent necessary to service the Recapture Space.

e.           All debris from Landlord's construction work has been removed from the Recapture Space and there is unimpeded, continuous and uninterrupted access to the Recapture Space for the purpose of installing Tenant's furniture, fixtures, equipment, and telecommunication and computer cabling systems.

Landlord shall deliver to Tenant at least one (1) week's prior written notice stating the date that the Recapture Space is expected to be Ready for Occupancy, or would be Ready for Occupancy were it not for any Tenant Delay.  Postponement of the Recapture Space Commencement Date, to the extent not caused by a Tenant Delay shall be Tenant's sole remedy for any delay in Landlord constructing the Recapture Space Tenant Improvements or making the Premises Ready for Occupancy.

16.           Changes to Approved Plans for Recapture Space Tenant Improvements.  Once the Final Plans have been approved by Landlord and Tenant as provided above, then thereafter Tenant shall not have the right to revise or supplement the Final Plans without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, subject to the following:

Work Letter Agreement Recapture Space

a.           In the event that Tenant requests any changes to the Final Plans, Landlord shall grant its consent to such changes within one (1) business day after Landlord's receipt of same, provided the changes do not create a material design problem.  If any changes to the Final Plans requested by Tenant and approved by Landlord result in a change in a Recapture Space Tenant Improvement Cost, Landlord shall provide Tenant with invoices documenting and evidencing such changed cost which shall be added to or subtracted from the Recapture Space Tenant Improvement Cost, as applicable.  The costs charged by Landlord to Tenant pursuant to this Section 16 shall be an amount equal to the actual costs incurred by Landlord to review the requested changes and revise the Final Plans, together with the increased or decreased costs of construction associated with the requested changes.  If such changes delay Landlord's completion of the work shown on the Final Plans, then such delay shall constitute a Tenant Delay (as hereinafter defined) unless otherwise agreed by Landlord and Tenant.

b.           All changes requested by Tenant (i) shall be made by written change order; (ii) shall specify the anticipated amount of Tenant Delay, if any, resulting therefrom; (iii) shall specify any change to the Recapture Space Tenant Improvement Cost resulting therefrom, and (iv) shall become effective and a part of the Final Plans once approved in writing by Landlord (which approval shall be withheld or given in accordance with this Section 16).  Landlord and Tenant shall mutually agree upon the maximum amount of Tenant Delay caused by a change requested by Tenant, based upon the reasonable opinion of Contractor.

17.           Delay in Completion Caused by Tenant.  Landlord and Tenant acknowledge that the Recapture Space Commencement Date may be delayed by the following events (each a "Tenant Delay"):

a.           Tenant's failure to submit to the Architect or the Engineer the specifications and other information needed by the Architect or Engineer to prepare Final Plans on a timely basis;

b.           Tenant's failure to review and approve or disapprove plans prepared by Architect for the Recapture Space Tenant Improvements or respond to other requests for information from the Architect or Contractor in accordance with this Work Letter;

c.           Change orders requested by Tenant and approved by Tenant and Landlord; or

d.           Tenant's demand for special materials or equipment that cannot be obtained by Landlord's contractor at normal cost within a reasonable period of time, because of limited availability of the material or equipment or fabrication delays, and failure of Tenant to timely approve reasonable substitutions after notice to Tenant by Landlord.

Notwithstanding the foregoing, no Tenant Delay shall be deemed to have occurred unless and until Landlord has given written notice to Tenant specifying the action or inaction which Landlord contends constitutes a Tenant Delay.  If such action or inaction is not cured within one (1) business day after Tenant's receipt of such notice, then a Tenant Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date Tenant received such notice and continuing for

Work Letter Agreement Recapture Space

the number of days the Substantial Completion of the Premises was actually delayed as a direct result of such action or inaction.

18.           Delivery of Possession and Punch List.  As soon as the Recapture Space Tenant Improvements are Ready for Occupancy, as defined above, and prior to Tenant's move into the Recapture Space, Landlord and Tenant shall together walk through and inspect the Recapture Space Tenant Improvements so completed, using their best efforts to discover all incomplete or defective construction.  The parties shall prepare a written "punch-list" signed by both parties, describing any items of incomplete or defective construction which are to be completed by Landlord/Contractor within thirty (30) days following the approval of such punch-list, or as soon thereafter as reasonably practicable (the “Punch List ”).  The Punch List shall not include any damage caused by Tenant in connection with its fixturing, move-in or use of the Recapture Space Tenant Improvements.  Landlord shall use its best efforts to complete and/or repair any Punch List items within thirty (30) days thereafter; provided, however, that if a longer time is reasonably needed to complete such items then Landlord shall proceed with all due diligence and in good faith prosecute the same to completion as soon as reasonably possible.  Tenant shall give Landlord prompt written notice of any latent defects in the Recapture Space not apparent at the time Tenant takes possession thereof.  Upon receipt of such notice, Landlord will, with reasonable diligence, bring the Recapture Space into satisfactory condition as required by the Lease.

19.           Tenant's Representative.

a.           Authority.  Throughout the period of design and construction of the Recapture Space Tenant Improvements, Tenant shall make a representative available on the site, or by phone, during normal business hours.  The representative shall have authority to make binding decisions on behalf of Tenant regarding change orders and other areas in which Tenant's consent or advice is required or desired.  Each decision shall be made by the representative as soon as reasonably possible so as not to delay the progress of construction.

b.           Tenant Authorized Representative.  The initial authorized representative of Tenant shall be Larry Waldman (“Authorized Representative”).  Tenant shall have the right to change its Authorized Representative at any time upon notice to Landlord.

c.           Notices. Notices may be given by email, in writing, or by facsimile transmission as long as receipt thereof is confirmed by the sending machine.

20.           Tenant's Right to Install Trade Fixtures.  When the construction of the Recapture Space Tenant Improvements has proceeded to the point where Tenant's work of installing its fixtures, telephone system, equipment, wiring, modular furniture, testing and dry-runs of networking in the Recapture Space can be commenced in accordance with good construction practices, Landlord shall notify Tenant to that effect as provided in Section 3.3 of the Lease and shall permit Tenant, and its authorized representatives and contractors, to have access to the Recapture Space for the purpose of installing these items.  Any such installation work by Tenant, or its authorized representatives and contractors, shall be undertaken at their sole risk, free from Rent, and upon the following conditions:

Work Letter Agreement Recapture Space

a.           If entry into the Recapture Space by Tenant, its representatives or contractors unreasonably interferes with or delays Landlord's construction work, then within twenty-four (24) hours after receipt of notice of such fact to Tenant, (i) Tenant shall cause the party responsible for such interference or delay to leave that portion of the Recapture Space causing such interference; or (ii) Tenant shall cause to be taken such other steps as may reasonably be necessary to alleviate such interference or delay;

b.           Any contractor used by Tenant in connection with such entry and installation shall be subject to Landlord's approval, which approval shall not be unreasonably withheld; and

c.           If Tenant's use of non-union contractors causes or threatens to cause any strike or other labor dispute which materially and adversely affects construction of the Recapture Space Tenant Improvements, then upon Landlord's demand, Tenant shall withdraw its contractors and representatives from the Recapture Space or take such other steps (i.e., off-hours work) as shall reasonably be appropriate to remedy the situation.

21.           Effect of Work Letter Agreement.  In the event of any inconsistency between this Work Letter Agreement and the Lease, as amended, the terms of this Work Letter Agreement shall prevail.  Capitalized terms not otherwise defined in this Work Letter Agreement shall have the meaning given to such terms in the Lease.

22.           Miscellaneous Charges.  During the construction of the Recapture Space Tenant Improvements, electricity and water utility charges shall be paid for by the parties currently paying said charges.

23.           Work Performed by Landlord or by Entities Designated by Landlord; Landlord Delay.  Subject to the exceptions set forth in Section 9 and Section 12, in the event that Landlord, with Tenant’s prior approval, performs any work for Tenant in connection with the Recapture Space Tenant Improvements, Landlord shall be paid an amount equal to the actual costs reasonably incurred by Landlord in performing such work.  In the event that Landlord requires Tenant to use specified contractors or entities (such as mechanical, electrical, plumbing, engineering, or other contractors), Landlord shall cause such contractors or entities to charge Tenant for such work an amount equal or lower than the cost such contractors or entities charge Landlord for similar work performed for Landlord's own account.  If Substantial Completion of the Recapture Space Tenant Improvements is delayed by a Landlord Delay (as hereinafter defined), the Early Access Period and the Recapture Space Commencement Date shall be extended by each day of such Landlord Delay.  A “Landlord Delay” means delay in Landlord’s delivery of the Recapture Space Ready for Occupancy as a result of: (i) Landlord’s failure to respond to submissions of drawings on a timely basis, and (ii) any other delays caused by Landlord or its employees, contractors or agents.  To the extent Tenant incurs increased design or construction costs resulting from a Landlord Delay, such increased costs will be reimbursed by Landlord to Tenant within thirty (30) business days of receipt of an invoice from Tenant documenting and evidencing such costs and such reimbursement shall be in addition to, and not deducted from, the Recapture Space Tenant Improvement Cost.

Work Letter Agreement Recapture Space

24.           Definitions.  Unless otherwise indicated, defined terms used herein shall have the same meanings as provided in the Office Lease, executed by and between Landlord and Tenant, dated November 15, 2010, including any amendment thereto (collectively, the "Lease").

[SIGNATURES APPEAR ON FOLLOWING PAGE]

Work Letter Agreement Recapture Space

IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter Agreement, intending to be bound by it.

TENANT:

ANNIE’S, INC.
a Delaware corporation

By:          /s/ John Foraker                                                             DATE: 9/24/12
John Foraker
Its:  Chief Executive Officer

By:          /s/ Kelly J. Kennedy                                                          DATE: 9/25/12
Its:  CFO

LANDLORD:

CEDAR/FOURTH STREET PARTNERS
a California partnership

By:          /s/ Thomas J. Gram                                                         DATE: 9/25/12
Thomas J. Gram,
Its:  General Partner

By:          /s/ Edmund B. Taylor, Jr.                                                           DATE: 9/25/12
Edmund B. Taylor, Jr.
Its:  General Partner

Work Letter Agreement Recapture Space

SCHEDULE I

Approved Preliminary Plans

The Approved Preliminary Plans is that certain set of plans entitled "Annie's Inc.", prepared by the Architect, and filed on September 10, 2012 with the City of Berkeley as part of the building permit application for the Recapture Space Tenant Improvements.

Work Letter Agreement Recapture Space